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                                                                  EXHIBIT 10(IV)

STATE OF NORTH CAROLINA
COUNTY OF GASTON

                                                            EMPLOYMENT AGREEMENT

     THIS AGREEMENT entered into as of January 1, 2003 by and between FIRST GASTON BANK OF NORTH CAROLINA (hereinafter referred to as the "Bank") and W. ALEX HALL (hereinafter referred to as "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Bank desires to retain Executive's services as an officer of the Bank for the period specified herein, and Executive is willing to serve as an officer of the Bank for such period; and, the parties desire to enter into this Agreement to set forth the terms and conditions of Executive's employment with the Bank and intends, by entering into this Agreement, to supersede any current employment agreement except the Deferred Compensation Agreement between the Bank and Executive dated February 27, 1996.

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank and Executive hereby agree as follows:

          1. Employment. The Bank hereby agrees to employ Executive, and Executive hereby agrees to serve as an officer of the Bank, upon the terms and conditions stated herein. As an officer of the Bank, Executive will (i) serve as President and Chief Executive Officer of the Bank, and (ii) have such other duties and responsibilities, and render to the Bank such other management services, as are customary for persons in Executive's position with the Bank or as shall otherwise be reasonably assigned to him from time to time by the Bank. Executive shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Bank. Executive hereby agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder as Executive and the Bank shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Executive shall not engage in any other occupation which requires a significant amount of Executive's personal attention during the Bank's regular business hours or which otherwise interferes with Executive's attention to or performance of his duties and responsibilities as an officer of the

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Bank hereunder except with the prior written consent of the Bank. However, nothing herein contained shall restrict or prevent Executive from personally, and for Executive's own account, trading in stocks, bonds, securities, real estate or other forms of investment for Executive's own benefit so long as said activities do not interfere with Executive's attention to or performance of his duties and responsibilities as an officer of the Bank hereunder.

          During the term of this Agreement, Executive shall be allowed, in his sole discretion, to maintain his primary work location in Gastonia, North Carolina.

          2. Compensation and Benefits.

               (a) Base Salary. For all services rendered by Executive to the Bank under this Agreement, the Bank shall pay Executive a base salary at a rate of One Hundred Seventy-Six Thousand Two Hundred Forty Five Dollars and 00/100's ($176,245.00) per annum ("Base Salary"); provided that the rate of such salary shall be reviewed by the Board of directors annually and shall be increased immediately after such review. Base Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law.

               (b) Incentive Plans. During the term of this Agreement ("Employment Period"), Executive shall be entitled to participate in all incentive and bonus plans provided by the Bank or its holding company, United Community Bancorp ("UCB"), including but not limited to, the United Community Bancorp FGB Stock Option Plan, the United Community Bancorp FGB 1999 Incentive Stock Option Plan, the Bank's Bonus Plan and any Long-Term Incentive Plan ("LTIP") the Bank has in place, in at least as favorable a manner as any other senior executive employee of the Bank or UCB.

               (c) Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all savings, pension and retirement plans (including supplemental retirement plans), practices, policies and programs applicable generally to senior executive employees of the Bank or UCB, (the "Benefit Plans") and on at least as favorable a basis as any other senior executive employee of the Bank or UCB. Without limiting the foregoing, Benefit Plans shall include the Bank's 401(k) Savings Plan, the Bank's Retirement Plan and any substitute and successor plan to any of the foregoing.

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               (d) Welfare Benefit Plans. During the Employment Period,
Executive and/or Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Bank and UCB, (including, without limitation, medical, hospitalization, prescription, dental, disability, and group life insurance plans and programs) to the extent applicable generally to senior executive employees of the Bank or UCB ("Welfare Benefit Plans"). In addition, during the Employment Period, the Bank shall continue to maintain the existing life insurance policy on the life of Executive which provides a benefit of at least four (4) times the Executive's Base Salary, and the existing disability insurance policy covering Executive which provides benefits in the amount of at least seventy percent (70%) of Executive's salary. Upon and after Executive's retirement, the Bank shall continue to provide to Executive all benefits under such Welfare Benefit Plans, and such Welfare Benefit Plans shall allow Executive's spouse to participate in such benefits at Executive's expense. Notwithstanding anything else herein, disability benefits provided to the Executive by the Bank shall be in addition to and not reduced by the Executive's Medicaid, Medicare, and social security benefits.

               (e) Automobile. During the Employment Period, the Bank shall provide Executive, for his personal and business use, with a late model automobile of his reasonable choosing, the costs of which shall be assumed by the Bank as provided herein. The Bank shall assume the costs associated with ownership of such automobile, including, but not limited to, taxes, insurance, and maintenance.

               (f) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Bank or UCB, to the extent applicable generally to other senior executive officers of the Bank or UCB.

               (g) Fringe and Similar Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Bank and UCB, in effect for senior executive employees of the Bank or UCB.

               (h) Vacation, Sick and Other Leave. During the Employment Period, Executive shall be entitled annually to a minimum of twenty (20) business days of paid vacation, of which Executive's absence from the Bank on Saturdays is not included, and shall be

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entitled to those number of business days of paid disability, sick and other leave specified in the employment policies of the Bank.

          3. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Executive or the Bank to terminate Executive's employment at any time as provided herein, the Employment Period and Executive's employment with the Bank hereunder shall commence on the date hereof and continue until December 31, 2003.

          4. Confidentiality. Executive hereby acknowledges and agrees that (i) in the course of his service as an officer of the Bank, he will gain substantial knowledge of and familiarity with the Bank's customers and its dealings with them, and other information concerning the Bank's business, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and, (ii) in order to protect the Bank's interest in and to assure it the benefit of its business, it is reasonable and necessary to place certain restrictions on Executive's ability to compete against the Bank and on his disclosure of information about the Bank's business and customers. For that purpose, and in consideration of the Bank's agreements contained herein, Executive covenants and agrees as provided below.

          For the purposes of this Paragraph 4, the following terms shall have the meanings set forth below:

                    Customer. The term "Customer" means any Person with whom, as of the effective date of termination of this Agreement or Executive's employment with the Bank for any reason, the Bank has or has had a depository, loan and/or other banking relationship.

                    Financial Institution. The term "Financial Institution" means any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank.

                    Person. The term "Person" means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

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               (a) Confidentiality Covenant. Executive covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Bank's customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as "Confidential Information") are proprietary to the Bank and are valuable, special and unique assets of the Bank's business to which Executive will have access during his employment with the Bank. Executive agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Bank, and
(ii) at all times during the Employment Period with the Bank and following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Executive of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, Executive will not divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from the Bank's premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than the Bank. However, following the termination of Executive's employment with the Bank, this subparagraph (a) shall not apply to any Confidential Information which then is in the public domain (provided that Executive was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank's consent), or which is obtained by Executive from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

               (b) Remedies for Breach. Executive understands and agrees that a breach or violation by him of the covenants contained in Paragraph 4(a) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Executive's actual or threatened breach or violation of the covenants contained in Paragraph 4(a) , the Bank shall be entitled to bring a civil action seeking

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an injunction restraining Executive from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Executive agrees that, if the Bank institutes any action or proceeding against Executive seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Executive shall be deemed to have waived the claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank of any such right, remedy, power or privilege shall not preclude the Bank or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank.

               Notwithstanding anything contained herein to the contrary, Executive agrees that the provisions of Paragraph 4(a) above and the remedies provided in this Paragraph 4(b) for a breach by Executive shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

               (c) Survival of Covenants. Executive's covenants and agreements and the Bank's rights and remedies provided for in this Paragraph 4 shall survive any termination of this Agreement or Executive's employment with the Bank.

          5. Termination and Termination Pay.

               (a) Executive's employment under this Agreement may be terminated at any time by Executive upon sixty (60) days written notice to the Bank. Upon such termination, Executive shall be entitled to receive compensation through the effective date of such termination; provided, however, that the Bank, in its sole discretion, may elect for Executive not to serve out part or all of said notice period.

               (b) Executive's employment under this Agreement shall be terminated upon the death of Executive during the term of this Agreement. Upon any such termination,

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Executive's estate shall be entitled to receive any compensation due to
Executive computed through the last day of the calendar month in which his death shall have occurred but which remains unpaid.

               (c) In the event Executive becomes disabled during the term of his employment hereunder and it is determined by the Bank that Executive is permanently unable to perform his duties under this Agreement, the Bank shall continue to compensate Executive at the level of compensation described in Paragraph 2 above, and shall continue to provide Executive each of the other benefits set forth or described in this Agreement, for the remaining term of Employment Period, less any other payments provided under any disability income plan of the Bank or UCB, which is applicable to Executive. In the event of any disagreement between Executive and the Bank as to whether Executive is physically or mentally incapacitated such as will result in the termination of Executive's employment pursuant to this Paragraph 5(c), the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Executive and the Bank or, failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by Executive), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on Executive and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 5(c) .

               (d) The Bank may terminate Executive's employment at any time for any reason with or without "Cause" (as defined below), but any termination by the Bank other than termination for "Cause", (as defined below) shall not prejudice Executive's right to compensation or other benefits under this Agreement for its remaining term. Following any termination of Executive's employment by the Bank for "Cause", Executive shall have no further rights under this Agreement (including any right to receive compensation or other benefits for any period after such termination).

          For purposes of this Paragraph 5(d) , the Bank shall have "Cause" to terminate Executive's employment upon:

                    (i) A determination by the Bank, in good faith, that Executive (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is

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engaging or has engaged in willful misconduct or conduct which is materially or demonstrably injurious to the Bank or the Executive has shown a continued failure to perform substantially Executive's duties with the Bank other than any such failure resulting from disability For purposes of this provision, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to resolutions duly adopted by the Board of Directors or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the interest of the Bank. Prior to any termination by the Bank of Executive's employment for a breach, failure to perform or conduct described in this subparagraph (i), the Bank shall give Executive written notice which describes such breach, failure to perform or conduct and if during a period of five business (5) days following such notice Executive cures or corrects the same to the reasonable satisfaction of the Bank, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Bank has given written notice to Executive on a previous occasion of the same or a substantially similar breach, failure to perform or conduct, or of a breach, failure to perform or conduct which the Bank determines in good faith to be of substantially similar import, or if the Bank determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Executive shall have no right to cure such breach, failure to perform or conduct.

                    (ii) The violation by Executive of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (a "Regulatory Authority", including without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks or any other banking regulator having legal jurisdiction over the Bank), which results from Executive's gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or to the Bank's reputation;

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                    (iii) The commission in the course of Executive's employment with the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

                    (iv) The conviction of Executive of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Executive from serving as an employee or executive officer of, or a party affiliated with, the Bank or UCB;

                    (v) Executive becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank's affairs (or if proceedings for that purpose are commenced) by any Regulatory Authority; and,

                    (vi) The occurrence of any event believed by the Bank, in good faith, to have resulted in Executive being excluded from coverage, or having coverage limited as to Executive as compared to other covered officers or employees, under the Bank's then current "blanket bond" or other fidelity bond or insurance policy covering its directors, officers or employees.

          6. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Bank such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including without limitation the Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

          7. Change in Control

               (a) In the event of a "Change in Control" (as defined in Subparagraph (d) below), of the Bank or UCB, Executive shall be entitled to terminate this Agreement upon the

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occurrence within twelve (12) months following a Change in Control of any
Termination Event as defined in Subparagraph (b) below.

               (b) A Termination Event shall mean the occurrence of any of the following events:

                    (i) Executive is assigned any duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time;

                    (ii) Executive's annual base salary is reduced below the amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date;

                    (iii) Executive's life insurance, medical or hospitalization insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Bank to Executive as of the effective date of the Change in Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

                    (iv) Executive is transferred to a location outside of Gastonia, North Carolina, without Executive's express written consent.

               A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

               (c) In the event that Executive terminates this Agreement or the Bank terminates this Agreement pursuant to this Paragraph 7 (a "Change in Control Termination"),

                    (i) The Bank shall pay to Executive in a lump sum in cash within 30 days after the date of the Change in Control Termination ("Change in Control Termination Date") the aggregate of the following amounts:

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                         (A) the sum of (1) Executive's Base Salary through the
Change in Control Termination Date to the extent not theretofore paid, (2) the product of (x) Executive's aggregate cash bonus for the last completed fiscal year, ("Most Recent Annual Bonus"), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Change in Control Termination Date and the denominator of which is 365, and (3) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon), excluding that provided under the Deferred Compensation Agreement dated February 27, 1996, between Executive and the Bank, and any accrued vacation pay, in each case to the extent not theretofore paid; and

                         (B) an amount equal to 2.99 times the total of
Executive's Base Salary and Most Recent Annual Bonus; and

                         (C) an amount equal to the excess of (a) the actuarial
equivalent of the benefits under the Bank's Benefit Plans that are qualified defined benefit retirement plans (utilizing actuarial assumptions no less favorable to Executive than those in effect under such Benefit Plans on the Change in Control Termination Date) and any Benefit Plans that are excess or supplemental retirement plans in which Executive participates which Executive would receive if Executive's employment continued through the remainder of the Employment Period, assuming for this purpose that all accrued benefits are fully vested, and, assuming that Executive's compensation in each remaining year of the Employment Period is the Base Salary plus the Most Recent Annual Bonus, over
(b) the actuarial equivalent of Executive's actual benefits (paid or payable), if any, under such Benefit Plans as of the Change in Control Termination Date; and

                    (ii) The Bank shall immediately grant, if not theretofore granted for the fiscal year in which the Change in Control Termination Date occurs, an award under any LTIP of the same type and in the same quantitative amount as the most recent LTIP award to the Executive during the previous fiscal year, which award shall be vested and non-forfeitable as of the Change of Control Termination Date (assuming for calculation purposes that the requirements necessary to entitle the Executive to such an award for such fiscal year have

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been met) and shall be exercisable on and after the first day subsequent to the six (6) months following the date of grant; and

                    (iii) The Bank shall immediately grant, if not therefore granted for the fiscal year in which the Change in Control Termination occurs, an award under any incentive plan of the same type and in the same quantitative amount as awarded in the previous year, which award shall be distributed as of the Change in Control Termination Date (assuming for calculation purposes that the requirements necessary to entitle the Executive to such an amount for such fiscal year have been met); and

                    (iv) for the number of days remaining in the Employment Period from and after the Change in Control Termination Date (the "Continuing Period"), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Bank shall continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the Welfare Benefit Plans described in
Section 2(d) of this Agreement if Executive's employment had not been terminated and shall continue its maintenance of the existing life insurance policy and existing disability insurance policy referenced in Section 2(d); provided, however, that if Executive becomes reemployed with another employer and is eligible to receive substantially the same benefits under the other employer's plans as Executive would receive under the Welfare Benefit Plans under this item
(iv), the benefits under the Welfare Benefit Plans shall be secondary to those provided under such other plans during such applicable period of eligibility. For purposes of determining eligibility and years-of-service credit (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such Welfare Benefit Plans, Executive shall be considered to have remained employed through the Continuing Period and to have retired on the last day of such period; and

                    (v) all Options previously granted to Executive that are unvested as of the Change in Control Termination Date shall be deemed vested, fully exercisable and non-forfeitable as of the Change of Control Termination Date (provided, however, that Options granted less than six (6) months before the Change in Control Termination Date shall not be exercisable until the first day subsequent to the six (6) months following their dates of grant) and all previously granted Options that are vested, but unexercised, on the Change in

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Control Termination Date shall remain exercisable, in each case for the period during which they would have been exercisable absent the termination of Executive's employment; and

                    (vi) Executive's benefits under all Benefit Plans that are nonqualified plans shall be 100% vested, regardless of Executive's age or years of service, as of the Change in Control Termination Date; and

                    (vii) the Bank shall maintain and continue to provide Executive during the Continuing Period with a late model automobile of his choosing in accordance with paragraph 2(e) herein.

               (d) For the purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if: (i) any "Person" or "Group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), but not including the Bank or UCB, or any "employee benefit plan" (as defined in or pursuant to the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1002(3), and as used herein "Person" or "Group") becoming the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) or otherwise acquiring control, directly or indirectly, of securities of the Bank or UCB representing twenty-five percent (25%) or more of the voting power of the Bank's or UCB's then outstanding securities; (ii) the acquisition by any Person or Group in any manner of the ability to elect, or to control the election, of a majority of the directors of the Bank or UCB; (iii) the merger of the Bank or UCB into another entity, the merger of any entity into the Bank or UCB or the acquisition of assets by the Bank or UCB, in any such case with the result that the beneficial owners of the Bank's or UCB's outstanding securities immediately prior to such transaction do not beneficially own more than sixty percent (60%) of the Bank's or UCB's outstanding securities after the consummation of such transaction; (iv) the sale or other transfer of more than fifty percent (50%) of the assets of the Bank or UCB to any entity not controlled by the Bank or UCB; (v) the consummation of any transaction by the Bank or UCB that results (A) in the majority of the Board of Directors of the Bank or UCB after the consummation of such transaction not being composed of Incumbent Directors, or (B) the beneficial owners of the Bank's or UCB's outstanding securities immediately prior to the consummation of such transaction not beneficially owning more than sixty percent (60%) of the Bank's or UCB's outstanding securities after such transaction; or (vi) the occurrence of any other event or

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circumstance which is not described in the foregoing provisions of this Section
7(d) but which the Board determines affects control of the Bank or UCB and constitutes a Change in Control for purposes of this Agreement. The term "Incumbent Director" shall mean any director who as of the date of execution of this Agreement was a member of the Board of Directors, or any individual becoming a member of the Board of Directors subsequent to the date of execution of this Agreement whose election by UCB or UCB's shareholders was recommended by at least two-thirds (2/3) of the then Incumbent Directors on the Board of Directors.

               Further, notwithstanding the other provisions of this Paragraph 7, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and the Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

               (e) Amounts payable pursuant to this Paragraph 7 shall be paid, at the option of Executive either in one lump sum or in equal monthly payments over the remaining term of this Agreement.

               (f) Following a Termination Event which gives rise to Executive's rights hereunder, Executive shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 7. Any such termination shall be deemed to have occurred only upon delivery to the Bank or any successor thereto, of written notice of termination which describes the Change in Control and Termination Event. If Executive does not so terminate this Agreement within such twelve (12) month period, Executive shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

               (g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on Executive. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Executive which are deemed to be "parachute payments" as that term is defined in Section 28OG(b) (2) of the Code, shall be modified or reduced to the extent necessary to avoid the imposition of an excise tax on Executive

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under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 28OG(a) of the Code.

               (h) In the event any dispute shall arise between Executive and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 7, whether instituted by formal legal proceedings or otherwise, including any action taken by Executive to enforce the terms of this Paragraph 7 or in defending against any action taken by the Bank, the Bank shall reimburse Executive for all costs and expenses, proceedings or actions, in the event Executive prevails in any such action.

          8. Successors and Assigns.

               (a) This Agreement shall inure to the benefit of and he binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

               (b) The Bank is contracting for the unique and personal skills of Executive. Therefore, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

          9. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

          10. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

          11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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

          12. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreements heretofore made, excluding the following three agreements, each dated September 9, 1999 (i) Executive Supplemental Retirement Plan Agreement; (ii) Life Insurance Endorsement Method Split Dollar Plan Agreement; and (iii) Rabbi Trust for the Executive Supplemental Retirement Plan Agreement and Life Insurance Endorsement Method Split Dollar Plan Agreement, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

          IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.

                                      FIRST GASTON BANK OF NORTH CAROLINA


                                      By:
                                          --------------------------------------
                                                                      , Chairman
                                          ----------------------------


ATTEST:

-----------------------------
Barbara D. Myers, Secretary


                                          --------------------------------------
                                          W. Alex Hall ("Executive")

                                       17